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Filed pursuant to Rule 424(b)(3)
Registration No. 333-177600

PROSPECTUS

        Offer to exchange $1,654,924,000 aggregate principal amount of 1.80% Notes Due 2016 (CUSIP Nos. 191216AS9/U19121AG4) (which we refer to as the "old 2016 notes") for $1,654,924,000 aggregate principal amount of 1.80% Notes due 2016 that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), (which we refer to as the "new 2016 notes"); and

        Offer to exchange $1,324,430,000 aggregate principal amount of 3.30% Notes due 2021 (CUSIP Nos. 191216AT7/U19121AH2) (which we refer to as the "old 2021 notes" and, collectively with the old 2016 notes, the "old notes") for $1,324,430,000 aggregate principal amount of 3.30% Notes due 2021 that have been registered under the Securities Act (which we refer to as the "new 2021 notes" and, collectively with the new 2016 notes, the "new notes").

        The exchange offer will expire at 5:00 p.m., New York City time, on December 13, 2011, unless we extend the exchange offer in our sole and absolute discretion.

Terms of the exchange offer:

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  We will exchange new 2016 notes for all outstanding old 2016 notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

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  We will exchange new 2021 notes for all outstanding old 2021 notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

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  You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

  •
  The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

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  The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the caption "Certain U.S. Federal Income Tax Consequences" for more information.

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  We will not receive any proceeds from the exchange offer.

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  We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

        There is no established trading market for the new notes or the old notes.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Broker-dealers who acquired the old notes directly from us in the initial offering must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the secondary resales and cannot rely on the position of the staff of the Securities and Exchange Commission (the "Commission") enunciated in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988). We have agreed that, for a period of 180 days following the completion of this exchange offer, we will use commercially reasonable efforts to make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        See "Risk Factors" beginning on page 11 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 10, 2011.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the trustee has not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are not, and the trustee is not, making an offer of these securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the new notes.

        In this prospectus, except as otherwise indicated, the terms "Company," "we," "us" or "our" mean The Coca-Cola Company and all entities included in our consolidated financial statements.

        This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:

Office of the Secretary
The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313

        Oral requests should be made by telephoning (404) 676-2121.

        In order to obtain timely delivery, you must request the information no later than December 6, 2011, which is five business days before the expiration date of the exchange offer.

ii

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns, shifting consumer tastes and needs, changes in lifestyles and competitive product and pricing pressures; risks related to the assets acquired and liabilities assumed in the acquisition, as well as the integration, of Coca-Cola Enterprises Inc.'s North American business; continuing uncertainty in the credit and equity market conditions; increased competition; our ability to expand our operations in developing and emerging markets; foreign currency exchange rate fluctuations; increases in interest rates; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; increases in income tax rates or changes in income tax laws; increases in indirect taxes or new indirect taxes; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes, work stoppages or labor unrest; increase in the cost, disruption of supply or shortage of energy; increase in the cost, disruption of supply or shortage of ingredients or packaging materials; changes in laws and regulations relating to beverage containers and packaging, including container deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States or other major markets; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and corporate reputation as well as other product issues such as product recalls; changes in, or our failure to comply with, laws and regulations applicable to our products or our business operations; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information technology infrastructure; additional impairment charges; our ability to successfully manage Company-owned or controlled bottling operations; the impact of climate change on our business; global or regional catastrophic events; and other risks discussed in our filings with the Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010 and our subsequently filed Quarterly Reports on Form 10-Q, which filings are available from the Commission. You should not place undue reliance on forward-looking statements, which speak only as of the dates they are made. We undertake no obligation to publicly update or revise any forward-looking statements.

iii

SUMMARY

        This summary highlights selected information contained in, or incorporated by reference into, this prospectus and does not contain all of the information that you should consider in making your decision to tender your old notes in this exchange offer. You should read this summary together with the more detailed information appearing elsewhere in this prospectus as well as the information in the documents incorporated by reference into this prospectus. You should carefully consider, among other things, the matters discussed in the sections titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this prospectus.

 Our Company

Overview

        The Coca-Cola Company is the world's largest nonalcoholic beverage company. We own or license and market more than 500 nonalcoholic beverage brands, primarily sparkling beverages but also a variety of still beverages such as waters, enhanced waters, juices and juice drinks, ready-to-drink teas and coffees, and energy and sports drinks. Along with Coca-Cola, which is recognized as the world's most valuable brand, we own and market four of the world's top five nonalcoholic sparkling beverage brands, including Diet Coke, Fanta and Sprite. Finished beverage products bearing our trademarks, sold in the United States since 1886, are now sold in more than 200 countries.

        We make our branded beverage products available to consumers throughout the world through our network of Company-owned or controlled bottling and distribution operations, bottling partners, distributors, wholesalers and retailers—the world's largest beverage distribution system. Of the approximately 55 billion beverage servings of all types consumed worldwide every day, beverages bearing trademarks owned by or licensed to us account for approximately 1.7 billion.

        We were incorporated in September 1919 under the laws of the State of Delaware and succeeded to the business of a Georgia corporation with the same name that had been organized in 1892.

        Our principal office is located at One Coca-Cola Plaza, Atlanta, Georgia 30313, and our telephone number at that address is (404) 676-2121. We maintain a website at www.thecoca-colacompany.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

The CCE Transactions

        On October 2, 2010, we acquired the North American business of Coca-Cola Enterprises Inc. ("CCE"), one of our major bottlers, consisting of CCE's production, sales and distribution operations in the United States, Canada, the British Virgin Islands, the United States Virgin Islands and the Cayman Islands, and a substantial majority of CCE's corporate segment. CCE shareowners other than the Company exchanged their CCE common stock for common stock in a new entity named Coca-Cola Enterprises, Inc. ("New CCE"), which after the closing of the transaction continued to hold the European operations that had been held by CCE prior to the acquisition. The Company does not have any ownership interest in New CCE. Upon completion of the CCE transaction, we combined the management of the acquired North American business with the management of our existing foodservice business, Minute Maid and Odwalla juice businesses, North America supply chain operations and Company-owned bottling operations in Philadelphia, Pennsylvania, into a unified bottling and customer service organization, Coca-Cola Refreshments USA, Inc. ("CCR"). In addition, we reshaped our remaining Coca-Cola North America operations into an organization that primarily provides franchise leadership and consumer marketing and innovation for the North American market. As a result of the CCE transaction and related reorganization, our North American businesses operate as aligned and agile organizations with distinct capabilities, responsibilities and strengths.

        In contemplation of the closing of our acquisition of CCE's North American business, we reached an agreement with Dr Pepper Snapple Group, Inc. ("DPS") to distribute certain DPS brands in territories where DPS brands had been distributed by CCE prior to the CCE transaction. Under the terms of our agreement with DPS, concurrently with the closing of the CCE transaction, we entered into license agreements with DPS to distribute Dr Pepper trademark brands in the U.S., Canada Dry in the Northeast U.S., and Canada Dry and C' Plus in Canada, and we made a net one-time cash payment of $715 million to DPS. Under the license agreements, the Company agreed to meet certain performance obligations to distribute DPS products in retail and foodservice accounts and vending machines. The license agreements have initial terms of 20 years, with automatic 20-year renewal periods unless otherwise terminated under the terms of the agreements. The license agreements replaced agreements between DPS and CCE existing immediately prior to the completion of the CCE transaction. In addition, we entered into an agreement with DPS to include Dr Pepper and Diet Dr Pepper in our Coca-Cola Freestyle fountain dispensers in certain outlets throughout the United States. The Coca-Cola Freestyle agreement has a term of 20 years.

        On October 2, 2010, we sold all of our ownership interests in Coca-Cola Drikker AS, our Norwegian bottling operation, and Coca-Cola Drycker Sverige AB, our Swedish bottling operation, to New CCE for approximately $0.9 billion in cash. In addition, in connection with the acquisition of CCE's North American business, we granted to New CCE the right to acquire our majority interest in our German bottler at any time from 18 to 39 months after February 25, 2010, at the then current fair value and subject to terms and conditions as mutually agreed.

SUMMARY OF THE EXCHANGE OFFER

        The old 2016 notes and old 2021 notes were initially issued on August 10, 2011 in a private offering pursuant to Rule 144A and Regulation S under the Securities Act. Additional old 2016 notes and old 2021 notes were later issued in connection with the settlement, on August 19, 2011 and September 1, 2011, of a private offer to certain eligible holders to exchange notes of certain series issued by CCR for a combination of old 2016 notes or old 2021 notes, as applicable, and cash (the "CCR Exchange Offer").

Old 2016 Notes	1.80% Notes due 2016, which were issued on August 10, 2011, August 19, 2011 and September 1, 2011.
Old 2021 Notes	3.30% Notes due 2021, which were issued on August 10, 2011, August 19, 2011 and September 1, 2011.
New 2016 Notes

1.80% Notes due 2016, the issuance of which has been registered under the Securities Act. The terms of the new 2016 notes are substantially identical to those of the old 2016 notes, except that the transfer restrictions and registration rights relating to the old 2016 notes do not apply to the new 2016 notes.

New 2021 Notes

3.30% Notes due 2021, the issuance of which has been registered under the Securities Act. The terms of the new 2021 notes are substantially identical to those of the old 2021 notes, except that the transfer restrictions and registration rights relating to the old 2021 notes do not apply to the new 2021 notes.

Exchange Offer for 2016 Notes

We are offering to issue up to $1,654,924,000 aggregate principal amount of the new 2016 notes in exchange for a like principal amount of the old 2016 notes to satisfy our obligations under the registration rights agreement that was executed on the date of initial issuance of the old notes.

Exchange Offer for 2021 Notes

We are offering to issue up to $1,324,430,000 aggregate principal amount of the new 2021 notes in exchange for a like principal amount of the old 2021 notes to satisfy our obligations under the registration rights agreement that was executed on the date of initial issuance of the old notes.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on December 13, 2011, unless extended in our sole and absolute discretion. By tendering your old notes, you represent to us that:
• you are not our "affiliate," as defined in Rule 405 under the Securities Act;
• any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;
• neither you nor anyone receiving new notes from you, has any arrangement or understanding with any person to participate in a distribution, as defined in the Securities Act, of the new notes;

• you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering;
• you are not acting on behalf of any person who, to your knowledge, could not truthfully make the foregoing representations; or

•       if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution."

Withdrawal; Non-Acceptance

You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on December 13, 2011. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company ("DTC"), any withdrawn or unaccepted old notes will be credited to the tendering holder's account at DTC. For further information regarding the withdrawal of tendered old notes, see "The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes" and the "The Exchange Offer—Withdrawal Rights."

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Old Notes	You must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•       tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to Deutsche Bank Trust Company Americas, as exchange agent, at one of the addresses listed below under the caption "The Exchange Offer—Exchange Agent;" or

•       tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, Deutsche Bank Trust Company Americas, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, see the discussion below under the caption "The Exchange Offer—Book-Entry Transfers."

Special Procedures for Beneficial Owners

If you are a beneficial owner whose old notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Certain Material Federal Income Tax Considerations

The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption "Certain Material Federal Income Tax Considerations" for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.
Exchange Agent

Deutsche Bank Trust Company Americas is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption "The Exchange Offer—Exchange Agent."

Resales

Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to the third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

• you are our "affiliate," as defined in Rule 405 under the Securities Act;

• you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

•       you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes, you will receive in the exchange offer;

• you are holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering; or
• you are acting on behalf of a person who, to your knowledge, falls into one of the above exceptions.
If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes:
• you cannot rely on the applicable interpretations of the staff of the Commission; and
• you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market making activities or other trading activities. We have agreed that, for a period of 180 days following the completion of this exchange offer, we will use commercially reasonable efforts to make this prospectus available to any broker-dealer for use in connection with any such resale See "Plan of Distribution" for more information.

Furthermore, a broker-dealer that acquired any of its old notes directly from us:

•       may not rely on the applicable interpretations of the staff of the Commission's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action Letter (July 2, 1993); and

• must also be named as a selling security holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

As a condition to participation in the exchange offer, each holder will be required to represent that it is not our affiliate or a broker-dealer that acquired the old notes directly from us.
Registration Rights Agreement

On the date of the initial issuance of the old notes, we entered into a registration rights agreement for the benefit of all of the holders of the old notes. Under the terms of the registration rights agreement, we agreed to use our commercially reasonable efforts to file with the Commission a registration statement relating to an offer to exchange the old notes for substantially similar notes.

If we do not, among other things, complete the exchange offer within 225 days of the final settlement date of the CCR Exchange Offer (unless the registration statement is reviewed by the Commission, in which case within 285 days of the final settlement date of the CCR Exchange Offer), the interest rate borne by the old notes will be increased at a rate of 0.25% per annum every 90 days (but shall not exceed 0.50% per annum) until the registration default is no longer continuing.

Under some circumstances set forth in the registration rights agreement, holders of old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See "Description of the New Notes—Registration Rights and Additional Interest."

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

        If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

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  if they are registered under the Securities Act and applicable state securities laws;

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  if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

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  if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Description of the New Notes—Registration Rights and Additional Interest."

 Summary Description of the New Notes

        The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. For a more complete understanding of the new notes, see "Description of the New Notes."

Issuer	The Coca-Cola Company.
Securities	Up to $1,654,924,000 aggregate principal amount 1.80% Notes due 2016.
Up to $1,324,430,000 aggregate principal amount of 3.30% Notes due 2021.
Maturity	The new 2016 notes: September 1, 2016.
The new 2021 notes: September 1, 2021.
Interest Rate	The new 2016 notes: 1.80% per annum, payable semi-annually in arrears.
The new 2021 notes: 3.30% per annum, payable semi-annually in arrears.
Interest Payment Dates	March 1 and September 1 of each year, commencing on March 1, 2012.
Optional Redemption

We may redeem either series of the new notes at our option and at any time, either as a whole or in part, at the applicable redemption price described under "Description of New Notes—Optional Redemption."

Ranking	The new notes will be our unsecured obligations and will rank equally with our unsecured senior indebtedness from time to time outstanding.
Additional Issuances

We may, at any time, without the consent of the holders of either series of new notes, issue additional new notes of such series having the same ranking and the same interest rate, maturity date and other terms, respectively, as those of such series. Any additional new notes having such similar terms, together with the new notes and old notes of such series, will constitute a single series of notes under the indenture governing the new notes.

Book Entry; Form and Denominations

We will issue the new notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC. The new notes will be issued in U.S. dollars in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No Prior Market

The new notes generally will be freely transferable but will also be new securities for which there is no established market. Accordingly, a liquid market for the new notes may not develop or be maintained. We have not applied, and do not intend to apply, for the listing of the new notes on any exchange or automated dealer quotation system.

Governing Law	The new notes and the indenture governing the new notes will be governed by the laws of the State of New York.
Trustee	Deutsche Bank Trust Company Americas.
Risk Factors

See "Risk Factors" in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of certain relevant factors you should carefully consider before deciding to tender your old notes in the exchange offer.

RISK FACTORS

        You should carefully consider the risks and uncertainties set forth below and the risks and uncertainties incorporated by reference in this prospectus, including the information included under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2010 and other documents that we subsequently file with the Commission. These risks and uncertainties are not the only ones facing us. There may be other risks that a prospective investor should consider that are relevant to that investor's own particular circumstances or generally. When use the term "notes" in this prospectus, the term includes the old notes and the new notes.

Risks Related to the Exchange Offer and Holding the New Notes

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

        If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Certain Material Federal Income Tax Considerations."

You must comply with the exchange offer procedures in order to receive new, freely tradable new notes.

        Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

  •
  certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the Exchange Agent's account at DTC, New York, New York as depository, including an Agent's Message (as defined herein) if the tendering holder does not deliver a letter of transmittal;

  •
  a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in lieu of the letter of transmittal; and

  •
  any other documents required by the letter of transmittal.

        Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offer—Procedures for Tendering Old Notes" and "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes."

An active trading market may not develop for the new notes, and you may not be able to resell your new notes.

        The new notes of each series are new securities and no market exists where you can resell them. We do not intend to apply to list the new notes of either series on any securities exchange. We cannot assure you that any market for the new notes of either series will develop or be sustained. If an active market does not develop or is not sustained, the market price and liquidity of the new notes may be adversely affected.

 SELECTED FINANCIAL DATA

	Nine Months Ended		Year Ended December 31,
(In millions)	September 30, 2011	October 1, 2010	2010(1)	2009	2008	2007(2)	2006
SUMMARY OF OPERATIONS
Net operating revenues	$35,502	$24,625	$35,119	$30,990	$31,944	$28,857	$24,088
Cost of goods sold	13,813	8,414	12,693	11,088	11,374	10,406	8,164

Gross profit	21,689	16,211	22,426	19,902	20,570	18,451	15,924
Selling, general and administrative expenses	13,029	8,647	13,158	11,358	11,774	10,945	9,431
Other operating charges	457	274	819	313	350	254	185

Operating income	8,203	7,290	8,449	8,231	8,446	7,252	6,308

Net income attributable to shareowners of The Coca-Cola Company	$6,918	$6,038	$11,809	$6,824	$5,807	$5,981	$5,080

BALANCE SHEET DATA
Cash, cash equivalents and short-term investments	$16,366	$13,153	$11,199	$9,151	$4,701	$4,093	$2,440
Current marketable securities	131	112	138	62	278	215	150
Property, plant and equipment—net	14,522	9,145	14,727	9,561	8,326	8,493	6,903
Capital expenditures	1,915	1,335	2,215	1,993	1,968	1,648	1,407
Total assets	81,753	54,089	72,921	48,671	40,519	43,269	29,963
Loans and notes payable	13,398	8,390	8,100	6,749	6,066	5,919	3,235
Current maturities of long-term debt	2,082	547	1,276	51	465	133	33
Long-term debt	13,708	4,456	14,041	5,059	2,781	3,277	1,314
NET CASH PROVIDED BY OPERATING ACTIVITIES	$6,800	$7,224	$9,532	$8,186	$7,571	$7,150	$5,957

(1)
Includes the impact of the Company's acquisition of CCE's North American business, the sale of our Norwegian and Swedish bottling operations to New CCE and the deconsolidation of certain entities, primarily bottling operations, as a result of the Company's adoption of new accounting guidance issued by the Financial Accounting Standards Board. Refer to Note 1 and Note 2 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)
In 2007, we adopted new accounting guidance that clarified the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. This guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

 USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

 RATIO OF EARNINGS TO FIXED CHARGES

        Our ratios of earnings to fixed charges for the five fiscal years ended December 31, 2010 and the nine months ended September 30, 2011 are set forth below:

	Year Ended December 31,
Nine Months Ended September 30, 2011	2010		2009	2008	2007	2006
(Dollars in millions)
26.2x	18.1x	(1)	21.3x	17.8x	15.2x	25.9x

(1)
Includes the impact of the Company's acquisition of CCE's North American business and the sale of our Norwegian and Swedish bottling operations to New CCE. Refer to Note 2 of Notes to Consolidated Financial Statements related to our acquisitions and divestitures in our Annual Report on Form 10-K for the year ended December 31, 2010.

        We computed ratios of earnings to fixed charges on a total enterprise basis by dividing income from continuing operations before income taxes and changes in accounting principles (excluding undistributed equity earnings) and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges consist of gross interest incurred and the interest portion of rental expense.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

        Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term "expiration date" means 5:00 p.m., New York City time, on December 13, 2011. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term "expiration date" means the latest time and date to which the exchange offer is extended.

        As of the date of this prospectus, $1,654,924,000 aggregate principal amount of the old 2016 notes and $1,324,430,000 aggregate principal amount of the old 2021 notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of old notes known to us.

        We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

        Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under "—Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

        The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent's message in lieu of such letter of transmittal, to Deutsche Bank Trust Company Americas, as exchange agent, at the address set forth below under "—Exchange Agent" on or prior to the expiration date. In addition, either:

  •
  certificates for such old notes must be received by the exchange agent along with the letter of transmittal; or

  •
  a timely confirmation of a book-entry transfer (a "book-entry confirmation") of such old notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent's message in lieu of such letter of transmittal.

        The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

        The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  •
  by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution (as defined below).

        In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an "eligible institution"). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

        We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our or the exchange agent's interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

        If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        By tendering old notes, you represent to us, among other things, that you are not our "affiliate," as defined under Rule 405 under the Securities Act, that the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes, that you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering and that you are not acting on behalf of any person who, to your knowledge, could not truthfully make the foregoing representations. In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the new notes.

        However, any purchaser of old notes who is our affiliate who intends to participate in the exchange offer for the purpose of distributing the new notes or a broker-dealer that acquired old notes in a transaction other than as part of its trading or market-making activities and who has arranged or has an understanding with any person to participate in the distribution of the old notes:

  •
  cannot rely on the applicable interpretations of the staff of the Commission;

  •
  will not be entitled to participate in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "—Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

        The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

        In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

  •
  a timely book-entry confirmation of such old notes into the exchange agent's account at DTC;

  •
  a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof; and

  •
  all other required documents.

        If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer).

Book-Entry Transfers

        For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent has already established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "—Exchange Agent" on or prior to the expiration date.

Withdrawal Rights

        You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under "—Exchange Agent." This notice must specify:

  •
  the name of the person having tendered the old notes to be withdrawn;

  •
  the old notes to be withdrawn (including the principal amount of such old notes); and

  •
  where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

        We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer). Properly withdrawn old notes may be retendered by following one of the procedures described under "—Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

  1.
  the exchange offer violates any applicable law or applicable interpretation of the staff of the Commission;

  2.
  there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

  •
  seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

  •
  resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer;

  3.
  any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

  4.
  there has occurred:

  •
  any general suspension of or general limitation on prices for, or trading in, our securities on any national securities exchange or in the over-the-counter market,

  •
  any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

  •
  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

  •
  a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

        We have appointed Deutsche Bank Trust Company Americas as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

Deutsche Bank Trust Company Americas, Exchange Agent

By Mail:
DB Services Americas, Inc.
MS JCK01-0218
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256

By Overnight Mail or Courier:
DB Services Americas, Inc.
MS JCK01-0218
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256

For Additional Information, Contact:
(800) 735-7777 (Option #1)
DB.Reorg@db.com

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

        The principal solicitation is being made by mail by Deutsche Bank Trust Company Americas, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

        Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

        We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be expensed as incurred.

Consequences of Exchanging or Failing to Exchange Old Notes

        If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the new notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes, and, to the extent described below, you will not be entitled to participate in the exchange offer if:

  •
  you are our "affiliate," as defined in Rule 405 under the Securities Act;

  •
  you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

  •
  you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer;

  •
  you are holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering; or

  •
  you are acting on behalf of a person who, to your knowledge, falls into one of the above exceptions.

        We do not intend to request the Commission to consider, and the Commission has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the Commission would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the Commission, you will not be entitled to participate in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. In addition, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF THE NEW NOTES

        The new notes being offered under this prospectus will be issued and governed by the terms of an amended and restated indenture between us and Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company, as trustee, dated as of April 26, 1988, as supplemented by a first supplemental indenture, dated as of February 24, 1992, and a second supplemental indenture, dated as of November 1, 2007, which we refer to as the "indenture." The indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended.

        We have summarized selected terms and provisions of the indenture in this section. The following summaries of certain provisions of the indenture, the new notes and the officer's certificates under the indenture pursuant to which the terms of the new notes were established do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the indenture, the new notes and such officer's certificates. You should read those documents for a better understanding of all of the provisions of those documents that may be important to you. The indenture and the officer's certificates under the indenture pursuant to which the new notes will be issued (including the forms of each series of the new notes) are available from us upon request. The summary that follows includes references to section numbers of the indenture so that you can more easily locate these provisions. Capitalized terms used but not defined in this summary have the meanings specified in the indenture.

        We are not limited as to the amount of debt securities that we can issue under the indenture. We may issue debt securities under the indenture in one or more series, each with different terms, up to the aggregate principal amount which we may authorize from time to time. We also have the right to "reopen" a previous issue of a series of debt securities by issuing additional debt securities of such series. (Section 3.01).

        Each series of new notes will be issued as a separate series of debt securities under the indenture. As used in this prospectus, "debt securities" mean the debentures, notes, bonds and other evidences of indebtedness that we issue and the trustee authenticates and delivers under the indenture and "series of debt securities" and similar references means each series of debt securities issued or to be issued under the indenture, including the two series of debt securities that will comprise the new 2016 notes and new 2021 notes, in each case whether or not express mention of such series of notes is made. Any old 2016 notes that remain outstanding after the completion of the exchange offer, together with the new 2016 notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture. Any old 2021 notes that remain outstanding after the completion of the exchange offer, together with the new 2021 notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.

        The indenture does not limit the aggregate amount of unsecured debt that we may incur, either under the indenture or otherwise.

        The new 2016 notes:

  •
  together with any old 2016 notes that remain outstanding after the exchange offer, will be in an aggregate principal amount of $1,654,924,000;

  •
  will mature on September 1, 2016;

  •
  will bear interest at a rate of 1.80% per annum;

  •
  will be our senior debt, ranking equally with all our other present and future unsecured and unsubordinated indebtedness;

  •
  will be issued in U.S. dollars in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

  •
  will be repaid at par at maturity;

  •
  will be redeemable by us at any time prior to maturity as described below under "—Optional Redemption"; and

  •
  will not be subject to any sinking fund.

        The new 2021 notes:

  •
  together with any old 2021 notes that remain outstanding after the exchange offer, will be in an aggregate principal amount of $1,324,430,000;

  •
  will mature on September 1, 2021;

  •
  will bear interest at a rate of 3.30% per annum;

  •
  will be our senior debt, ranking equally with all our other present and future unsecured and unsubordinated indebtedness;

  •
  will be issued in U.S. dollars in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

  •
  will be repaid at par at maturity;

  •
  will be redeemable by us at any time prior to maturity as described below under "—Optional Redemption"; and

  •
  will not be subject to any sinking fund.

        The defeasance provisions in Section 12.01(b) of the indenture will not be applicable to the new notes. The lien and sale and leaseback provisions in Sections 5.03 and 5.04 of the indenture will not be applicable to the new notes.

Ranking

        The new notes will:

  •
  be general unsecured obligations;

  •
  rank equally and ratably with our other existing and future unsecured and unsubordinated obligations; and

  •
  rank junior to all of our currently existing and future secured debt.

Interest

        Interest on the new notes will accrue from and including the date of the original issuance of notes of the same series or from and including the most recent interest payment date to which interest has been paid or provided for. We will make interest payments semi-annually on March 1 and September 1 of each year, with the first interest payment being made on March 1, 2012. We will make interest payments to the person in whose name the new notes are registered at the close of business on February 15 and August 15, as applicable (in each case, whether or not a business day), before the next interest payment date.

        If the interest payment date is not a business day at the relevant place of payment, payment of interest will be made on the next day that is a business day at such place of payment. For the purposes of the new notes, "business day" means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment.

Interest on the new notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

Meaning of terms

        We may redeem the new notes at our option as described below. See "Our redemption rights." The following terms are relevant to the determination of the redemption price:

        When we use the term "Treasury rate," we mean with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable Treasury issue (as defined below). In determining this rate, we assume a price for the comparable Treasury issue (expressed as a percentage of its principal amount) equal to the comparable Treasury price (as defined below) for such redemption date.

        When we use the term "comparable Treasury issue," we mean the United States Treasury security selected by an independent investment banker (as defined below) as having a maturity comparable to the remaining term of the new notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing a new issue of corporate debt securities of comparable maturity to the remaining term of such notes.

        "independent investment banker" means each of BNP Paribas Securities Corp., Citigroup Global Markets Inc. and Goldman, Sachs & Co. and their respective successors as may be appointed from time to time by us; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "primary Treasury dealer"), we shall substitute therefor another primary Treasury dealer.

        When we use the term "comparable Treasury price," we mean with respect to any redemption date, the arithmetic average of the bid and asked prices for the comparable Treasury issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities." If such release (or any successor release) is not published or does not contain such prices on such business day, then comparable Treasury price would mean the arithmetic average of the reference Treasury dealer quotations (as defined below) for such redemption date.

        "reference Treasury dealer quotations" means, with respect to each reference Treasury dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the comparable Treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such reference Treasury dealer by 5:00 p.m. on the third business day preceding such redemption date.

        "reference Treasury dealer" means each of BNP Paribas Securities Corp., Citigroup Global Markets Inc. and Goldman, Sachs & Co. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary Treasury dealer, the Company shall substitute therefor another primary Treasury dealer.

        When we use the term "remaining scheduled payments," we mean with respect to any new note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such new note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

Our redemption rights

        We may redeem the new notes at our option and at any time, either as a whole or in part. If we elect to redeem the new notes, we will pay a redemption price equal to the greater of:

  •
  100% of the principal amount of the new notes to be redeemed, plus accrued and unpaid interest; and

  •
  the sum of the present values of the remaining scheduled payments, plus accrued and unpaid interest.

        In determining the present value of the remaining scheduled payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury rate plus 10 basis points for the new 2016 notes and a discount rate equal to the Treasury rate plus 10 basis points for the new 2021 notes. A partial redemption of the new notes may be effected by such method as the trustee shall deem fair and appropriate in accordance with DTC procedures and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the new notes or any integral multiple of $1,000 in excess thereof) of the principal amount of such new notes of a denomination larger than the minimum authorized denomination for such new notes.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of new notes to be redeemed.

        Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the new notes or portions thereof called for redemption.

Further Issues

        We may from time to time, without notice to or the consent of the holders of the new notes, create and issue further notes ranking equally with any series of the new notes in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further notes or except for, in some cases, the first payment of interest following the issue date of such further notes). Such further notes may be consolidated and form a single series with the previously issued notes of that series and have the same terms as to status, redemption or otherwise as the new notes of that series.

        United States holders of new notes should be aware that new notes that are treated for non-tax purposes as a single series with the old notes may be treated as a separate series for U.S. federal income tax purposes (because of differences in certain characteristics of the old notes and the new notes). In such case, the fair market value of the old notes may be adversely affected (if the original issue discount characteristics of the new notes are less favorable than those of the old notes) since the new notes may be indistinguishable from the old notes and, therefore, may trade based on the original issue discount characteristics of the new notes.

Consolidation, Merger and Sale

        The indenture generally provides that we may consolidate with or merge into any other corporation, or transfer or lease our properties and assets as an entirety or substantially as an entirety to any other corporation, if the corporation formed by or resulting from any such consolidation, into which we are merged or which shall have acquired or leased such properties and assets, shall, pursuant to a supplemental indenture, assume payment of the principal of (and premium, if any) and interest, if any, on the debt securities and the performance and observance of the covenants of the indenture. (Section 11.01).

        If upon (1) any consolidation or merger of us, or of us and any Subsidiary, with or into any other corporation or corporations, or upon the merger of another corporation into us, or (2) successive consolidations or mergers to which we or our successors shall be a party or parties, or (3) upon any sale or conveyance of our property, or the property of us and any Subsidiary, as an entirety or substantially as an entirety, any Principal Property or any shares of stock or debt of any Restricted Subsidiary would then become subject to any mortgage, we will cause the debt securities, and at our option any other indebtedness of or guarantees by us or such Restricted Subsidiary ranking equally with the debt securities, to be secured equally and ratably with (or, at our option, prior to) any debt secured thereby, unless such debt could have been incurred without us being required to secure the debt securities equally or ratably with (or prior to) such debt pursuant to "Restrictions on Liens" described in the indenture. (Section 11.01).

Certain Definitions

        As used in the indenture and this prospectus, the following definitions apply:

        "Principal Property" means our manufacturing plants or facilities or those of a Restricted Subsidiary located within the United States of America (other than its territories and possessions) or Puerto Rico, except any such manufacturing plant or facility which our board of directors by resolution reasonably determines not to be of material importance to the total business conducted by us and our Restricted Subsidiaries. (Section 1.01).

        "Restricted Subsidiary" means any Subsidiary (1) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the United States of America (other than its territories and possessions) or Puerto Rico and (2) which owns or is the lessee of any Principal Property, but does not include any Subsidiary primarily engaged in financing activities, primarily engaged in the leasing of real property to persons other than us and our Subsidiaries, or which is characterized by us as a temporary investment. The term "Restricted Subsidiary" does not include Coca-Cola Financial Corporation, The Coca-Cola Trading Company LLC, 55th & 5th Avenue Corporation, Bottling Investments Corporation or ACCBC Holding Company, and their respective Subsidiaries. (Section 1.01).

        "Subsidiary" means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by us or one or more other Subsidiaries, or by us and one or more other Subsidiaries. (Section 1.01).

        "Voting Stock" means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of said corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency). (Section 1.01).

Event of Default

        "Event of Default," when used in the indenture with respect to any series of debt securities, means any of the following events:

  •
  default for 30 days in payment of any interest on such series;

  •
  default in payment of any principal of or premium, if any, on such series;

  •
  default for 90 days after written notice in performance of any other covenant in the indenture (other than a covenant or agreement included in the indenture solely for the benefit of holders of debt securities of any series other than that series); or

  •
  certain events of bankruptcy, insolvency or reorganization. (Section 7.01).

        The indenture requires us to deliver annually to the trustee an officers' certificate, in which certain of our officers certify whether or not they have knowledge of any default in our performance of the covenants described. (Section 5.07).

        If an Event of Default shall occur and be continuing with respect to the debt securities of any series, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding may declare the principal of all the debt securities of such series and the interest accrued thereon to be due and payable. (Section 7.02). The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of such series (or, in the case of certain Events of Default pertaining to all outstanding debt securities, with the consent of holders of a majority in aggregate principal amount of all the debt securities then outstanding acting as one class) may waive any Event of Default with respect to a particular series of debt securities, except an Event of Default in the payment of principal of or any premium or interest on any debt securities of such series or in respect of a covenant or provision of the indenture which, under the terms thereof, cannot be modified or amended without the consent of the holders of each outstanding debt security of such series. (Section 7.11). See "Modifications of the Indenture" below.

        Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee is under no obligation to exercise any of the rights or powers under the indenture at the request, order or direction of any of the holders of debt securities of any series, unless such securityholders shall have offered to the trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by such exercise. (Section 8.02). Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indenture, the holders of a majority in aggregate principal amount of all debt securities of such series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 7.10).

Modifications of the Indenture

        We and the trustee may modify and amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount then outstanding of any series of the debt securities affected by such modification or amendment. However, we may not, without the consent of the holders of each debt security so affected:

  •
  extend the fixed maturity of such series of debt securities;

  •
  reduce the principal amount of such series of debt securities;

  •
  reduce the rate or extend the time of payment of interest on such series of debt securities;

  •
  impair or affect the right of any securityholder to institute suit for payment of principal or interest or change the coin or currency in which the principal of or interest on such series of debt securities is payable; or

  •
  reduce the percentage of aggregate principal amount of debt securities of such series from whom consent is required to modify the indenture. (Section 10.02).

        We and the trustee may modify and amend the indenture without the consent of any holders of debt securities to:

  •
  provide for security for the debt securities;

  •
  evidence the assumption of our obligations under the applicable indenture by a successor;

  •
  add covenants that would benefit holders of any debt securities;

  •
  cure any ambiguity, omission, defect or inconsistency, provided such action would not adversely effect holders of the debt securities in a material respect;

  •
  change or eliminate any of the provisions of the indenture so long as such change or elimination becomes effective only when there are no securities created prior to the execution of the supplemental indenture then outstanding which are entitled to the benefit of such provision;

  •
  provide for a successor trustee; or

  •
  make such provisions as may be necessary or advisable in order to comply with the withholding provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. (Section 10.01).

Discharge

        We may discharge the entire indebtedness on the notes of any series, and our obligations under the indenture with respect to the notes of such series (other than certain specified obligations, such as the obligations to maintain a security register pertaining to transfer of the debt securities, to maintain a paying agency office, and to replace stolen, lost or destroyed debt securities) upon the terms set forth in the indenture. (Section 12.01(a))

Payment and Paying Agents

        We will pay the principal of and any premium and interest on the new notes at the office of the paying agent or paying agents as we may designate from time to time. However, at our option we may pay any interest by check mailed or delivered to the address of the person entitled to such payment as it appears in the securities register. (Section 2.02). We will pay any installment of interest on the new notes to the person in whose name the note is registered at the close of business on the regular record date for such interest payment. (Section 3.07). Payments of any interest on the new notes may be subject to the deduction of applicable withholding taxes. (Section 5.01).

        The principal office of the trustee in the city of New York is designated as our paying agent for payments with respect to the new notes. With regard to any series of the new notes, we may at any time designate additional paying agents, rescind the designation of any paying agents or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in the borough of Manhattan in the City of New York. (Section 5.02).

        The trustee or any paying agent for the payment of principal of or interest on any new note will repay to us all moneys paid by us which remain unclaimed at the end of two years after such principal or interest shall have become due and payable, and, after such repayment occurs, the holder of the applicable new note will be entitled to look only to us for payment. (Section 12.04).

Concerning the Trustee

        Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company, New York, New York, is the trustee under the indenture. We maintain banking relationships in the ordinary course of business with affiliates of Deutsche Bank Trust Company Americas, and affiliates of Deutsche Bank Trust Company Americas have entered into foreign currency transactions with us, serve as fiscal agents for certain of our outstanding obligations and have provided back-up lines of credit for our commercial paper.

Book-Entry Delivery and Settlement

General

        Each series of new notes will be issued in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

        Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, societe anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their U.S. depositaries, which in turn will hold such interests in customers' securities accounts in the U.S. depositaries' names on the books of DTC.

Information concerning DTC

        All book-entry interests in the new notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time.

        We expect that under procedures established by DTC:

  •
  upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the exchange agent with portions of the principal amounts of the global notes; and

  •
  ownership of the new notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        Neither we nor the trustee are responsible for those operations or procedures. DTC has advised us that it is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the procedures described herein in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the new notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the new notes represented by that global note for all purposes under the indenture and under the new notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have new notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated new notes and will not be considered the owners or holders thereof under the applicable indenture or under the new notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the applicable indenture or a global note.

        Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the new notes.

        Payments on the new notes represented by the global notes will be made by us to the paying agent and by the paying agent to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the new notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Clearance and Settlement Procedures

        Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the new notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

        Because of time-zone differences, credits of the new notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the new notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the new notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the new notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

        Individual certificates in respect of any new notes will not be issued in exchange for the global notes, except in very limited circumstances. We will issue or cause to be issued certificated new notes to each person that DTC identifies as the beneficial owner of the new notes represented by a global note upon surrender by DTC of the global note if:

  •
  DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

  •
  an event of default has occurred and is continuing, and DTC requests the issuance of certificated new notes; or

  •
  we determine not to have the new notes of such series represented by a global note.

        Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the new notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated new notes to be issued.

Registration and Transfer

        The new notes will be issued only in registered form without coupons. We will issue a book-entry security equal to the aggregate principal amount of outstanding debt securities of the series represented by such book-entry security.

        We have initially appointed the trustee as securities registrar under the indenture. (Section 3.05). We may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in the borough of Manhattan, the City of New York, for such series. We may at any time designate additional transfer agents with respect to any series of New Notes. (Section 5.02).

        In the event of any partial redemption in part of a series of the new notes, we will not be required to (1) issue notes of such series, register the transfer of notes of such series or exchange notes of such series during a period beginning at the opening of business 15 days before the mailing date of a notice of redemption of such notes of that series selected to be redeemed and ending at the close of business on such mailing date or (2) register the transfer or exchange of any new notes, or portion of any such new notes, that is called for redemption, except the unredeemed portion of any new notes being redeemed in part. (Section 3.05).

        Transfers between participants in DTC will be done in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of definitive registered notes for any reason, including to sell the new notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and in accordance with the provisions of the indenture.

Governing Law

        New York law will govern the indenture and the New Notes, without regard to its conflicts of law principles.

Registration Rights and Additional Interest

        We have filed the registration statement of which this prospectus forms a part and are conducting the exchange offer in accordance with our obligations under a registration rights agreement that was entered into on the initial issuance date of the old notes for the benefit of all of the holders of the old notes. Holders of the new notes will not be entitled to any registration rights with respect to the new notes.

        If we do not, among other things, complete the exchange offer within 225 days of the final settlement date of the CCR Exchange Offer (unless the registration statement is reviewed by the Commission, in which case within 285 days of the final settlement date of the CCR Exchange Offer), the interest rate borne by the old notes will be increased at a rate of 0.25% per annum every 90 days (but shall not exceed 0.50% per annum) until the registration default is no longer continuing.

        Under some circumstances set forth in the registration rights agreement, holders of old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

        A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

 CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The exchange of an old note for a new note pursuant to the exchange offer will not constitute a "significant modification" of the old note for U.S. federal income tax purposes and, accordingly, the new note received will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an old note for a new note pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange. A holder who does not exchange its old notes for new notes pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the completion of this exchange offer, we will use commercially reasonable efforts to make this prospectus available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the completion of the exchange offer date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        The validity of the new notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus. Our consolidated financial statements are, and our audited financial statements to be included in subsequently filed documents will be, incorporated by reference in this prospectus in reliance on the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Commission), given on the authority of Ernst & Young LLP as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission's website at http://www.sec.gov and on our corporate website at http://www.thecoca-colacompany.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the Commission upon the payment of certain fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Commission filings are also available at the office of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

        We "incorporate by reference" into this prospectus documents we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the Commission will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference into this prospectus the documents listed below and any filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the notes (other than, in each case, documents or information deemed to have been furnished and not "filed" in accordance with Commission rules):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2010 (filed on February 28, 2011);

  •
  our Quarterly Reports on Form 10-Q for the quarter ended April 1, 2011 (filed on May 2, 2011), the quarter ended July 1, 2011 (filed on August 1, 2011) and the quarter ended September 30, 2011 (filed on October 27, 2011); and

  •
  our Current Reports on Form 8-K filed on February 17, 2011, February 17, 2011 and April 29, 2011, August 8, 2011, August 19, 2011 and September 1, 2011.

        You may request a copy of the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: Office of the Secretary, The Coca-Cola Company, One Coca-Cola Plaza, Atlanta, Georgia 30313; telephone: (404) 676-2121.

        You should rely only on the information contained or incorporated by reference in this prospectus and any information about the terms of securities offered conveyed to you by us, the trustee or our agents. We have not authorized anyone else to provide you with additional or different information. These securities are only being offered in jurisdictions where the offer is permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than their respective dates.

Offer to Exchange
$1,654,924,000
1.80% Notes due 2016

Offer to Exchange
$1,324,430,000
3.30% Notes due 2021

PROSPECTUS

November 10, 2011